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                                                                  EXHIBIT 2(a.2)

                       FIRST AMENDMENT TO MERGER AGREEMENT

      THIS FIRST AMENDMENT TO MERGER AGREEMENT (this "First Amendment") is made on the 6th day of February, 2006, by and among DUSA Pharmaceuticals, Inc., a publicly traded pharmaceutical company incorporated in the State of New Jersey, with principal offices at 25 Upton Drive, Wilmington, Massachusetts ("DUSA"), Sirius Laboratories, Inc., a privately held specialty pharmaceutical company incorporated in the State of Illinois, with principal offices at 100 Fairway Drive, Suite 130, Vernon Hills, Illinois ("Sirius"), and those shareholders of Sirius set forth on the signature pages hereto (each a "Principal Shareholder" and collectively the "Principal Shareholders"). DUSA, Sirius and the Principal Shareholders are at times referred to each as a "Party" and collectively as the "Parties." All capitalized terms used, but not specifically defined herein, shall have the meaning provided for such terms in the Merger Agreement (as defined below).

                                 R E C I T A L S

      WHEREAS, the Parties entered into that certain Merger Agreement, dated December 30, 2005 (as the same may be amended from time to time, the "Merger Agreement") whereby the Parties have agreed to effect a merger of Sirius with and into a wholly-owned subsidiary of DUSA ("DUSA Sub"), resulting in DUSA Sub being the surviving entity, the Sirius Shareholders receiving the consideration provided for therein, and DUSA owning all of the issued and outstanding common stock of DUSA Sub; and

      WHEREAS, the Parties wish to amend certain terms of the Merger Agreement in accordance with Section 15.8 of the Merger Agreement, as provided for herein.

      NOW, THEREFORE, the Parties, in furtherance of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, agree as follows:

      1.    The following is added as a new Section 1.50a:

                  1.50a "First Amendment" means the First Amendment to Merger
            Agreement between the Parties dated February 6, 2006.

      2.    The following is added as a new Section 1.109a:

                  1.109a "Sirius Share Equivalents" means the interest in the
            Consideration held by former holders of Sirius Options who elect to cancel their Sirius Options in exchange for treatment (without the need for any payment) as if such holders had exercised two-thirds (2/3) of their Sirius Options for Sirius Shares. Holders of Sirius Options who elect such treatment are not considered holders of shares of Sirius common stock.

      3.    Sections 1.21, 1.22 and 1.23 are amended as follows:

                  (a) In Section 1.21, replace "Thirty Million Dollars
            ($30,000,000)" with "Twenty-Five Million Dollars ($25,000,000)."

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                  (b) Delete Section 1.22 in its entirety and replace it with the following: ""Dissenters Multiplier" means the total number of Sirius Shares and Sirius Share Equivalents held by the Dissenting Shareholders as of the Closing Date divided by the total number of Sirius Shares on a fully diluted, as converted to common stock basis plus all Sirius Share Equivalents as of the Closing Date."

                  (c) The following is added to the end of Section 1.23:
            "including any Non-Participating Sirius Option Holders (For sake of clarity, it is understood that the Non-Participating Sirius Option Holders are not, as result of holding Sirius Options, stockholders of Sirius, and the Dissenting Shareholders are not entitled to the Consideration set forth herein)."

      4. The first sentence of Section 1.47 is deleted and replaced with the following:

                  ""Fair Market Value" means for purposes of Section 2.2(c)(ii), the average closing price of DUSA Shares on the NASDAQ Stock Market for the last twenty (20) trading days of the month in which the applicable milestone is achieved, which average closing price shall be calculated by adding the closing price of DUSA Shares for each of the twenty (20) designated days and dividing the sum by twenty (20); and shall mean for purposes of Sections 2.2(b) and 2.5 the lesser of
            (i) the average closing price of DUSA Shares on the NASDAQ Stock Market for the twenty (20) trading days prior to the Closing Date, which average closing price shall be calculated by adding the closing price of DUSA Shares for each of the twenty (20) designated days and dividing the sum by twenty (20), or (ii) Ten Dollars and 10/100 ($10.10)."

      5.    The following is added as a new Section 1.80a:

                  1.80 "Non-Participating Sirius Option Holders" means any
            holders of Sirius Options who refuse or fail to participate in or take part in the Transaction, except those holders of Sirius Options who waive any and all rights under their Sirius Options, the Transaction and the Merger Agreement by completing, executing and delivering a waiver in a form and substance mutually acceptable to the Parties, provided that DUSA's acceptance shall not be unreasonably withheld or delayed."

      6. The following is added to the end of Section 1.84: "including those holders of Sirius Options who elect to cancel their Sirius Options in exchange for Sirius Share Equivalents."

      7. The following is added to the end of Section 2.2(a) and Section 2.2(b):
"In addition, Schedule 3.3(a) shall set forth the amount paid with respect to Sirius Share Equivalents held by the Participating Shareholders. No amount shall be paid under this Section 2.2(a) with respect to any Dissenting Shareholder."

      8. Section 2.3 is amended by deleting "February" and replacing it with "March."

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      9. The following is added to the end of Section 2.4(b)(i): "(it being understood that those Participating Shareholders who do not provide wire instructions shall be mailed a check within five (5) Business Days of the Closing Date);"

      10. The third sentence of Section 2.6 is deleted and replaced with the following:

                  "In addition, each other Sirius Shareholder receiving DUSA
            Shares hereunder who also receives (as determined by Sirius in advance of the Closing) the estimated 2006 revenue and loss ranges for DUSA (following the consummation of the Transaction) shall agree to be subject to a lock-up of such DUSA Shares until the earlier of
            (i) the date on which DUSA releases its 2006 earnings to the public (which is estimated to be in February 2007), or (ii) the date on which such estimated 2006 revenue and loss ranges for DUSA (following the consummation of the Transaction) is announced to the public by DUSA or such information is deemed by DUSA in its reasonable discretion (in which case it will so notify such locked-up Sirius Shareholders) no longer Material to the business and operations of DUSA and/or DUSA Sub."

      11. The following is added to the end of Section 2.9(a): "The Dissenters Escrow Agreement shall provide that, following the Closing, to the extent DUSA provides consideration to a Non-Participating Sirius Option Holder upon the exercise of, or in exchange for, a Sirius Option, including without limitation DUSA's grant of a stock option to purchase shares of DUSA's common stock in exchange for a Sirius Option, DUSA shall be entitled to receive from the Escrow Agent the amount corresponding to the lesser of (i) the amount such Non-Participating Sirius Option Holder is entitled to receive as a Dissenting Shareholder, or (ii) the actual value of any cash or shares of DUSA common stock issued by DUSA less any consideration received by DUSA by such Non-Participating Sirius Option Holder."

      12. The following is added to the end of Section 6.3(a)(i): "and (C) the legal fees and expenses actually and reasonably incurred by Sirius in connection with the preparation of the First Amendment and any Information Statement dated after February 6, 2006; provided, further, that Sirius and its counsel shall provide DUSA with a detailed accounting of all such legal fees and expenses."

      13. Section 11.1(k) and Section 11.3 are revised by deleting "February" and replacing it with "March."

      14. All other terms and conditions of the Merger Agreement shall remain in full force and effect. This First Amendment shall not constitute a waiver or modification of any of the Parties' rights and remedies or of any of the terms, conditions, warranties, representations, or covenants contained in the Merger Agreement, except as specifically set forth above.

      15. This First Amendment may be executed in counterparts, each of which, when taken together, shall be deemed to be one and the same instrument.

                            [Signature Pages Follow.]

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      IN WITNESS WHEREOF, the parties have executed and delivered this First
Amendment to Merger Agreement as of the date first written above.

                                    SIRIUS LABORATORIES, INC.

                                    By:/s/ Frank R. Pollard
                                       ----------------------------------------
                                    Name:  Frank R. Pollard
                                    Title: Vice Chairman

                                    DUSA PHARMACEUTICALS, INC.

                                    By:/s/ D. Geoffrey Shulman
                                       ----------------------------------------
                                    Name:  D. Geoffrey Shulman, MD, FRCPC
                                    Title: Chairman and Chief Executive Officer

                                    THE SHAREHOLDERS

                                    /s/ Frank R. Pollard
                                    -------------------------------------------
                                    Frank R. Pollard

                                    /s/ Jean E. Pollard
                                    -------------------------------------------
                                    Jean E. Pollard

                                    /s/ Jeffrey R. Bernstein
                                    -------------------------------------------
                                    Jeffrey R. Bernstein Ph.D.

                                    /s/ Carole Bernstein
                                    -------------------------------------------
                                    Carole Bernstein

                                    /s/ Joel Bernstein, M.D.
                                    -------------------------------------------
                                    Joel Bernstein, M.D.

                                    /s/ David Bernstein
                                    -------------------------------------------
                                    David Bernstein

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                                    /s/ Rebecca Zelken
                                    -------------------------------------------
                                    Rebecca Zelken

                                    /s/ Frank R. Pollard
                                    -------------------------------------------
                                    Frank R. Pollard, Jr.

                                    (Signature Page to First Amendment to
                                    Merger Agreement Continued)

                                    /s/ Scott E. Pollard
                                    -------------------------------------------
                                    Scott E. Pollard

                                    /s/ Brett A. Pollard
                                    -------------------------------------------
                                    Brett A. Pollard

                                    /s/ Garry R. Barnes
                                    -------------------------------------------
                                    Garry R. Barnes

                                    /s/ Luanna Barnes
                                    -------------------------------------------
                                    Luanna Barnes

                                    /s/ Keymoumars Soltani
                                    -------------------------------------------
                                    Keyoumars Soltani

                                    For Saeed Soltani
                                    ------------------------------------------
                                    Saeed Soltani
                                    Power of attorney copy enclosed

                                    /s/ David H. Whitney
                                    -------------------------------------------
                                    David H. Whitney

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